May 9, 2016

Scandium International Mining Corp.
1430 Greg Street, Suite 501
Sparks, NV 89431

Re:	Scandium International Mining Corp. (the “Company”)
Quarterly Report on Form 10-Q

Reference is made to the Quarterly Report on Form 10-Q of the Company for the period ended March 31, 2016 (the “Report”).

I hereby consent to the references to the undersigned, and to the summary of information contained in sections 21 and 22 of the technical report entitled “Feasibility Study - Nyngan Scandium Project, Bogan Shire, NSW, Australia” dated May 4, 2016, in the Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-179657).

Yours truly,

/s/ Dr. Geoffrey Duckworth
Dr. Geoffrey Duckworth,
B. Eng (Chem), M.Eng.Sc, PhD, PIChemE, MIEAust, FAusIMM, RPEQ 2702
Senior Consultant to Lycopodium Minerals Pty of Brisbane, Australia